EXHIBIT 10.28

SOMERA COMMUNICATIONS, INC.

EMPLOYMENT AGREEMENT

STEVE CORDIAL

This Agreement is made as of this 15th day of August 2002, by and between Steve Cordial, whose residence is located at 31704 Saddletree Drive, Westlake Village, CA 91361 (hereafter “Executive”) and Somera Communications, Inc., a Delaware corporation with its principal location at 5383 Hollister Avenue, Santa Barbara, California 93111 (hereafter “Company”).

1.	THE EMPLOYMENT CLAUSE

The Company hereby agrees to and does hereby employ the Executive, and the Executive hereby agrees to and shall be employed by the Company as of the commencement date and for the period set forth in Paragraph 2 below (the “Employment Period”), in the position and with the duties and responsibilities set forth in Paragraph 3 below, and upon the other terms and conditions set forth in this Agreement.

2.	PERIOD OF EMPLOYMENT

The Employment Period shall commence on August 16, 2002 and shall continue, unless otherwise terminated by either party with or without cause, at any time for any reason or no reason whatsoever, upon no less than thirty (30) days prior written notice, subject only to the terms and conditions of this Agreement.

3.	THE POSITION

(a)	The Executive shall initially serve as the Chief Financial Officer (CFO) for the Company and shall report to the Chief Executive Officer (CEO) of the Company.

(b)
During the Employment Period, the Executive shall hold a position of responsibility and importance with the functions, duties, and responsibilities of a member of senior management of the Company. It is expressly understood that nothing in the foregoing shall preclude the Company from making any organizational and reporting changes it may deem necessary to most effectively operate the business of the Company.

4.	THE PERFORMANCE CLAUSE

Throughout the Employment Period, the Executive agrees to devote the Executive’s full time and undivided attention to the business and affairs of the Company and, in particular, to performance of all the duties and responsibilities as CFO unless required by the Company to do otherwise.

5.	RELOCATION ASSISTANCE

(a)
Should the Company require the Executive to relocate his principle residence in Westlake Village, California to any other location as a condition of the Executive’s continued employment, the Company shall pay for or reimburse the Executive for all reasonable expenses associated with such relocation. Such expenses shall cover both the sale and the purchase transactions, and shall include, but are not limited to: house hunting trips, appraisals, closing costs, commissions, household goods move, including packing, unpacking, connection, and set up of personal items, storage, as necessary, transportation of vehicles and miscellaneous costs associated with the Executive’s move.

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(b)
The Company will provide the Executive with the benefit of a tax “gross-up” such that any income imputed with respect to the payments in conjunction with Paragraph 5(a) above made by the Company to the Executive after taking into account any tax deductions available to the Executive, is the same as if these payments were provided to Executive on a non-taxable basis.

6.	THE COMPENSATION CLAUSE

For all services to be rendered by the Executive in any capacity during the Employment Period, including, without limitation, services as an executive, officer, or member of any committee of the Company and its subsidiaries, divisions, and affiliates, the Executive shall be paid as follows:

(a)
A base monthly salary of $18,750 paid on a semi-monthly basis in accordance with the Company’s normal payroll procedures (“Base Monthly Salary). This amount may be reviewed for adjustment at any time by the Company, but not less frequently than annually in accordance with the Company’s base salary review process.

(b)
The Executive shall be a participant in the Company’s 2002 Incentive Plan or such equivalent successor plan (“ Plan”) as may be adopted by the Company. Under the terms and conditions as set forth by the Plan, the Executive shall be eligible to earn a Target Annual Bonus amount of $200,000. The Plan also has an overachievement provision which provides the Executive with an opportunity to earn an annualized payout of up to $350,000 plus a percentage of incremental operating profits. The overachievement provision amount includes and is not in addition to the Target Annual Bonus payout opportunity. Any payout earned as described herein shall to be calculated, prorated and paid in accordance with the Plan.

7.	PARTICIPATION IN STOCK OPTION PLAN

As of the commencement of this agreement, and subject to the unanimous written consent (“Consent”) of the Board of Directors of the Company, the Executive shall be granted a stock option to purchase a total of 150,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the Company’s common stock as of the close of business on the date of the Consent of the Board of Directors of the Company. The Stock Option shall be for a term of ten (10) years (or shorter upon termination of employment relationship with the Company) and shall vest as follows: twenty-five percent (25%) of the shares shall vest twelve (12) months after the commencement of the Employment Period and one thirty sixth (1/36th) of the remaining shares shall vest each month thereafter at the end of the month, so as to be one hundred percent (100%) vested on the four (4) year anniversary of the commencement of the Employment Period, conditioned upon Executive’s continued employment with the Company as of each vesting date. Except as specified otherwise herein, the Stock Option is in all respects subject to the terms, definitions and provisions of the Company’s standard form of stock option agreement (the “Option Agreement”).

The granting to the Executive of any additional shares to those amounts described herein would be made at the sole discretion of the Company. The Executive will be eligible for any such grants in accordance with the Company’s established process for making said grants.

8.	EMPLOYMENT BENEFIT PLANS

In accordance with the Company’s policies and practices and the specific terms and conditions of each of the employee benefit plans of the Company, the Executive shall be entitled to participate in any and all of the following such plans: Healthcare Plan, including medical, dental and vision

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care insurance coverages, 401(k) Plan, Life Insurance Plan, Accidental Death and Dismemberment Insurance Plan, Travel Accident Insurance Plan, Short Term Disability Plan, Long Term Disability Plan, Flexible Spending Account Plan, AFLAC Optional Insurance Plan including intensive care, accident and cancer insurance coverages, Employee Stock Purchase Plan, Paid Time Off Plans including holiday, sick and vacation pay benefits, all Federal and State mandated statutory benefit plans applicable to the employees of the Company and any other present or equivalent successor employee benefit plans and practices of the Company, its subsidiaries and divisions, for which similarly situated employees, their dependents, and beneficiaries are eligible to participate in and to receive all payments or other benefits under any such plans or practices subsequent to the Employment Period as a result of participation in such plans or practices during the Employment Period.

The Company reserves the right at its sole discretion to amend, interpret, modify or terminate any or all of the employee benefit plans described herein at any time and for any reason. The Executive shall accrue no rights or implication of a right to continued employment as a result of the Executive’s participation in any of the Company’s employee benefit plans during or after the Employment Period.

9.	SEVERANCE BENEFITS

(a)
In the event of termination of the Executive’s employment by the Company without Cause (as defined in Paragraph 10(c) herein) or as a result of Constructive Termination (as defined in Paragraph 10(d) herein), the Company shall make a payment to the Executive within 30 days of said termination date in an amount equal to Six (6) months of the Executive’s Base Monthly Salary in effect at the time of such termination. Additionally, the Company shall waive the cost for the Executive to continue his Healthcare Plan coverage with the Company should he decide to exercise his right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). Such waiver of cost shall cease upon the earlier of Six (6) months from the date of such COBRA coverage or the date on which the Executive obtains equivalent coverage elsewhere.

(b)
In the event of a termination of the Executive’s employment by the Company after the first twelve months of the Employment Period for any reason other than Cause or as a result of a Change in Control as defined in Paragraph 10(a), in addition to the payments and benefits set forth in Paragraph 9(a) above, twelve months of the Executive’s then unvested Stock Options shall be accelerated.

(c)
In the event of a termination of the employment of the Executive by the Company as a result of a Change of Control or within the twelve (12) month period immediately following a Change in Control, other than for Cause, and in addition to the payments and benefits set forth in Paragraphs 8 (a) and (b) above, one hundred (100%) of the Executive’s unvested Stock Option, if any, shall vest immediately upon such Change of Control. The Company will take reasonable actions upon Change of Control to avoid any excise tax or related penalties under IRC Section 280G or Section 4999; provided, however, unless otherwise agreed by the Executive, the Company may not reduce the value of any payment to the all Executive pursuant to this Paragraph.

10.	DEFINITIONS

(a)	Change of Control

For the purposes of this Agreement, “Change of Control” is defined as: Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in

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Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or the consummation of the sale by the Company of all or substantially of the Company’s assets.

(b)	Disability

For the purposes of this Agreement, “Disability” shall mean Executive’s mental or physical impairment, which has or is likely to prevent Executive from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Executive’s disability upon which the Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Company and approved by the Executive, which approval shall not unreasonably be withheld.

(c)	For Cause Termination of Employment

For the purposes of this Agreement, any termination of the Executive’s employment initiated by the Company shall be deemed to have been “For Cause”, if:

(1)
Such termination of the Executive’s employment shall have been the result of an act or acts of serious misconduct on the part of the Executive, which shall include, but is not limited to, fraud, theft, embezzlement, breach of the Company’s Code of Conduct and Conflicts of Interest policy on the part of the Executive and any material breach of the Executive’s responsibilities as an employee; or

(2)
Failure to perform the material duties of the Executive’s position as described in Paragraph 4 herein after receipt of a written notice from the Company to do so except if such failure to perform is the result of a Disability.

If such Cause is reasonably curable, the Company shall not terminate the Executive’s employment hereunder unless it has first given the Executive notice of its intention to terminate and the grounds of such termination and the Executive has not, within 30 days following the receipt of notice, cured such cause. The Company will provide written notice of the reason for the termination in the case of any termination for cause. A termination by the Company for any other reason shall be considered a termination without cause.

(d)	Constructive Termination

For the purposes of this Agreement, “Constructive Termination” means

(1)	A material reduction in Executive’s Base Salary and/or bonus level, or

(2)	A material reduction in the Executive’s authority or duties.

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11.	SUCCESSOR IN INTEREST

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

12.	INVALID PROVISION

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

13.	ARBITRATION OF DISPUTES

The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement between the Company and the Executive which is incorporated by reference herein.

14.	GOVERNING LAWS

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

15.	ENTIRE AGREEMENT

This Agreement shall constitute the entire Agreement between the parties superseding all prior Agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto; provided, however, that any increase in Relocation Assistance as described in Paragraph (5) herein, Compensation as described in Paragraph (6) herein, Stock Options as described in Paragraph (7) herein, Employment Benefits as described in Paragraph (8) herein or Severance Benefits as described in Paragraph (9) herein, shall become an amendment to this Agreement when approved by the Board of Directors of the Company.

The Company and the Executive have caused this Agreement to be executed as of the day and date first above written.

SOMERA COMMUNICATIONS, INC.

BY:	/s/ C. STEVE CORDIAL	BY:	/s/ MARTY HOLTZMAN
	Steve Cordial		Vice President, Human Resources

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